Exhibit 21.1
SKILLZ INC.
LIST OF SUBSIDIARIES
(as of December 31, 2021)

Name of Subsidiary	Jurisdiction
Skillz Platform Inc.	Delaware
Aarki, LLC	Delaware
ARND CJSC	Armenia
Beijing Aarki Technology C. Ltd.	China
Aarki (UK) Limited	United Kingdom
Aarki (HK) Limited	Hong Kong
Aarki (NL) B.V.	Netherlands